Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, April 18, 2008

eOn Communications Announces Reverse Stock Split

SAN JOSE, CA (April 18, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions announced that the Company has split its common shares in a 5 to 1 reverse split, effective today at 5PM Eastern Time. eOn’s common stock will begin trading after the effective date on a reverse split basis under the symbol “EONCD” for a period of 20 trading days. Thereafter, it will resume trading under the Company’s original symbol “EONC”.

On April 14, 2008, eOn’s Board of Directors approved the 5 to 1 reverse stock split pursuant to prior shareholder approval. The reverse split will reduce the number of outstanding shares of eOn’s common stock from approximately 13.5 million shares to approximately 2.7 million shares. Any fractional shares as a result of the split will be aggregated per holder and then rounded up.

Additional information about the reverse stock split is available in eOn’s definitive proxy statement filed with the SEC with respect to the annual stockholder meeting held July 30, 2007.

Shareholders may exchange their certificate(s) with our Transfer Agent, Computershare. The exchange is NOT mandatory; shareholders may elect to submit their old certificates in exchange for a certificate reflecting the reverse split and new CUSIP number. Computershare will charge an exchange fee to those shareholders requesting an exchange of their certificates.

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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